FOR IMMEDIATE RELEASE:           Contact:  Mr. Charles R. Ofner
                                                   (713) 496-5000

          Houston, Texas...May 15, 1995...Reading & Bates Corporation (NYSE; RB) announces that Mobil Exploration & Producing U.S. Inc., an affiliate of Mobil Corporation, has signed a letter of intent to purchase a 40% interest in the Green Canyon 254 Allegheny project, subject to mutually acceptable consummation documents. Financial terms of the agreement are confidential. Last month, Reading & Bates signed a letter of intent to purchase an approximate 20% interest in the project. Enserch Exploration, Inc. will retain a 40% working interest and remain operator of the project.

          Two wells and a sidetrack have been drilled on this project to date, and another confirmation well will be drilled
  in June of this year.   An  earlier  announcement  by Reading &
  Bates outlined the letter of intent with Enserch Exploration, Inc. which included provisions for Reading & Bates to drill the development wells with the semisubmersible M. G. HULME, JR. and convert RIG 41, or an equivalent second-generation semi-submersible drilling unit, to a floating production vessel
  (FPV) for the  field's production.

          DeGolyer and MacNaughton (D&M), independent petroleum engineers, have recognized gross reserves at the Allegheny project to be 86 million barrels of oil and 149 billion cubic feet of natural gas, of which 50 million barrels of oil and 102 billion cubic feet of gas are in the proven category. No reserves on this project were recognized by D&M at December 31, 1994. "We are encouraged by D&M's initial assessment of reserves at Green Canyon, which was based on the drilling done so far," said David W. Biegler, Chairman and Chief Executive Officer of Enserch Exploration.

          At the May 10, 1995 Gulf of Mexico Lease Sale, Enserch Exploration, on behalf of Green Canyon 254 partners, submitted the highest bid on six blocks within 10 miles of the Green Canyon production facility proposed location. The blocks are expected to be awarded by the Minerals Management Service within 90 days.

          Paul B. Loyd, Jr., Chairman and Chief Executive Officer of Reading & Bates Corporation stated, "We are very pleased to see Mobil as a partner in the Green Canyon 254 Allegheny project, and we believe their participation further validates the plans for field development worked out with Enserch Exploration. We were also quite pleased with the results of the lease sale, and we feel that this project will prove to be the first of several similar projects in the Gulf of Mexico and other parts of the world."

          Reading & Bates is a New York Stock Exchange listed company, providing offshore drilling services throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co., provides technical, construction and project management services and floating production systems to the upstream offshore oil and gas industry worldwide.

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